EXHIBIT C

October 6, 2015

Morgan Stanley & Co. LLC

Credit Suisse Securities (USA) LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC (together, the “Representatives”) previously acted as the representatives of the several underwriters (the “Underwriters”) named in that certain Underwriting Agreement, dated June 25, 2015, in connection with the public offering (the “Public Offering”) by AppFolio, Inc., a Delaware corporation (the “Company”) of shares of the Class A common stock of the Company, par value $0.0001 per share (together with the shares of the Class B common stock of the Company, par value $0.0001 per share, the “Common Stock”).

Pursuant to a Stock Transfer Agreement (the “Stock Transfer Agreement”), dated October 6, 2015, by and among BV Capital Fund II, L.P., BV Capital Fund II-A, L.P and BV Capital GmbH & Co Beteiligungs KG No. 1 (collectively, the “Selling Stockholders”) and each of the “Purchasers” set forth on Exhibit A thereto (the “Purchasers”), the undersigned acquired the number of shares of the Common Stock set forth therein (the “Stock Transfer”).

In connection with the Public Offering, the Selling Stockholders each previously executed a lockup letter (collectively, the “Original Lockup Agreements”), pursuant to which, among other things, each of the Selling Stockholders agreed that it will not, during the Restricted Period (as defined therein), sell or transfer any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, beneficially owned by it, without the prior written consent of the Representatives.

In order to induce the Representatives to waive the restrictions under the Original Lockup Agreements, and to allow the consummation of the Stock Transfer, the Purchasers agreed that (a) the shares of Common Stock acquired in the Stock Transfer shall remain subject to the terms of the Original Lockup Agreements, and (b) if a Purchaser has not previously executed an Original Lockup Agreement, such Purchaser would execute a lockup agreement on substantially the same terms as the Original Lockup Agreements prior to consummation of the Stock Transfer.

The undersigned is a Purchaser under the Stock Purchase Agreement that has not previously executed an Original Lockup Agreement. In order to consummate the Stock Transfer, the undersigned desired to enter into a lockup agreement on the following terms:

The undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending on December 22, 2015 (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

The restrictions described in the foregoing sentence shall not apply to:

(a)	transactions relating to shares of Common Stock or other Company securities acquired in open market transactions after the date hereof, provided that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other Company securities acquired in such open market transactions;

(b)	transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or of the spouse, domestic partner, parent, child or grandchild (each, an “immediate family member”) of the undersigned, (iii) to the legal representatives or an immediate family member of the undersigned by will or intestate succession, (iv) if the undersigned is a corporation, partnership, limited liability company or other business entity (A) to another corporation, partnership, limited liability company or other business entity controlled or managed by, directly or indirectly, or under common control or management with, the undersigned or (B) as part of a disposition, transfer or distribution without consideration by the undersigned to its equity holders, or (v) if the undersigned is a trust, to a trustor or beneficiary of the trust; provided that, in the case of any transfer or distribution pursuant to this clause (c), each transferee, donee or distributee shall sign and deliver to the Representatives a lock-up agreement substantially in the form of this agreement, and provided, further, that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period other than any filing made on Form 5 in accordance with Section 16(a) of the Exchange Act after the expiration of the Restricted Period; or

(c)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period.

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, and will not publicly disclose an intention to, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Underwriters are relying upon this agreement in electing to waive their rights under the Original Lockup Agreements and that the Stock Transfer is conditioned upon the execution and validity of this agreement. The undersigned further understands that, subject to the termination provisions set forth below, this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Very truly yours, OBERNDORF INVESTMENTS, LLC BY: /s/ William E. Oberndorf NAME: William E. Oberndorf TITLE: Authorized Manager

615 Front Street, San Francisco, CA 94111
(Address)